Exhibit 99.1

Q1 news release FOR THE THREE MONTHS ENDED MARCH 31, 2010

Calgary, April 28, 2010

Imperial Oil announces estimated first-quarter financial and operating results

	First Quarter
(millions of dollars, unless noted)	2010	2009	%

Net income (U.S. GAAP)	476	289	65
Net income per common share
- assuming dilution (dollars)	0.56	0.33	70

Capital and exploration expenditures	900	494	82

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

“Net income for the first quarter was $476 million, an increase of 65 percent from the first quarter of 2009. Upstream earnings increased with stronger crude oil commodity prices that were partially offset by higher royalty costs and the unfavourable foreign exchange effects of a stronger Canadian dollar. Downstream earnings were impacted by the ongoing challenges in North American economies that resulted in continued soft demands and lower margins.

Imperial Oil continued its long-term focus and disciplined approach to capital investment. In the first quarter of 2010, we continued to invest through this down cycle and add value for our shareholders. Capital and exploration expenditures increased to $900 million in the quarter and supported company growth projects like Kearl, continued exploration of promising shale gas acreage in Horn River and sustaining capital for Cold Lake and Syncrude production. For this quarter, Imperial’s cash generation from operating activities was enough to fund the company growth and we ended with a cash balance higher than what we had coming into the year.

Our proven approach of focusing on operations excellence and the business elements within our control will continue to reward our shareholders in the future.”

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner and a leading marketer with a coast-to-coast supply network that includes about 1,850 retail service stations.

First quarter items of interest

—	Net income was $476 million, an increase of 65% or $187 million from the first quarter of 2009.

—	Net income per common share was $0.56, an increase of 70% from the first quarter of 2009.

—	Cash flow generated from operating activities was $914 million, compared with cash flow used in operating activities of $296 million in the same period last year.

—	Capital and exploration expenditures were $900 million, up 82 percent from the first quarter of 2009.

—

Gross oil-equivalent barrels of production averaged 291,000 barrels a day, compared with 302,000 barrels a day in the same period last year. Lower production volumes in the first quarter were primarily due to expected decline from conventional oil and natural gas assets.

—

Kearl oil sands project update – About 2,000 employees and contractors are working on the project. Current construction activities include work on piling, foundations and starter dike at the Kearl site along with vessel and pipe fabrication. The Kearl project will be developed in phases and will ultimately produce more than 300,000 barrels a day of bitumen before royalties.

—

Horn River update – Imperial advanced its second winter season drilling program at the Horn River shale gas play in northeast B.C. The company also added an additional 1,000 acres, bringing its joint venture holdings to 310,000 net acres – one of industry’s largest acreage positions in the area.

—

Mackenzie natural gas project update – at the National Energy Board’s request, Imperial submitted comments on recommended measures contained in the Joint Review Panel’s report for the proposed project. Final argument hearings were completed in April, with a regulatory decision from the National Energy Board expected in September 2010.

—

Construction of Dartmouth refinery’s sulphur recovery plant complete – the first phase of a two-part sulphur recovery project has been completed. The first project phase achieved excellent safety performance and was completed on time and on budget. The second phase involves the construction of a new sour water stripper and will be completed by the end of 2010. The entire project will reduce emissions by 25 percent and increase sulphur recovery to 98 percent.

—

Horn River Basin Producers Group receives CAPP’s 2010 Steward of Excellence Award for Social Performance – The award was given in recognition of the group’s work on facilitating open communication with stakeholders, mitigating environmental challenges and maximizing benefits in the area. Imperial is a founding member of the Producers Group. See the Environment & Community section at www.capp.ca for more information about the award.

—

Responsible development – in March, Imperial Oil Resources and Ducks Unlimited Canada signed a $720,000 partnership that will focus on wetland inventory and research in Imperial’s operational area around Cold Lake and northeast B.C. This knowledge will be used to guide future development planning and minimize wetland disturbance, and to evaluate and establish land use best practices.

First quarter 2010 vs. first quarter 2009

The company’s net income for the first quarter of 2010 was $476 million or $0.56 a share on a diluted basis, compared with $289 million or $0.33 a share for the same period last year.

Earnings in the first quarter were higher than the same quarter in 2009, as higher Upstream earnings were partially offset by lower Downstream earnings. In the Upstream, earnings increased primarily due to the impact of higher crude oil commodity prices of about $550 million, partially offset by higher royalty costs due to higher commodity prices of about $180 million and the unfavourable foreign exchange effects of a higher Canadian dollar of about $100 million. Lower Downstream earnings were primarily due to lower margins of about $125 million.

Upstream net income in the first quarter was $444 million, $302 million higher than the same period of 2009. Higher crude oil commodity prices in the first quarter of 2010 increased revenues, contributing to higher earnings of about $550 million. This positive earnings factor was partially offset by higher royalties due to higher commodity prices of about $180 million and the unfavourable foreign exchange effects of a higher Canadian dollar of about $100 million.

The average price of Brent crude oil in U.S. dollars, a common benchmark for world oil markets, at $76.32 a barrel, in the first quarter, increased about 72 percent from the same quarter last year. The company’s average realizations on sales of Canadian conventional crude oil also increased. Prices for Canadian heavier crude oil were also higher along with the lighter crude oil. The company’s average bitumen realizations were favourably impacted by the lower spread between light and heavy crude oils in world markets, compared to the same quarter last year.

Gross production of Cold Lake bitumen returned to expected levels and averaged 148 thousand barrels a day during the first quarter, unchanged from the same quarter last year.

The company’s share of Syncrude’s gross production in the first quarter was 67 thousand barrels a day, slightly lower than 68 thousand barrels during the same period a year ago. Volumes in the first quarter of 2010 were impacted by the advancement of planned maintenance activities originally scheduled for later in the year. The maintenance activities were completed, and the impacted operating units returned to normal operations in the quarter.

In the first quarter, gross production of conventional crude oil averaged 24 thousand barrels a day, down from 26 thousand barrels in the same period last year, due to natural reservoir decline.

Gross production of natural gas during the first quarter of 2010 decreased to 273 million cubic feet a day from 307 million cubic feet in the same period last year. Lower production was primarily due to maintenance activities and natural reservoir decline.

Net income from Downstream was $39 million in the first quarter of 2010, compared with $202 million in the same period a year ago. Earnings were lower in the quarter mainly due to lower overall margins of about $125 million. Earnings were also negatively impacted by the unfavourable foreign exchange effects of a higher Canadian dollar of about $30 million and higher costs associated with planned maintenance activities in the first quarter of 2010.

Net income from Chemical was negative $1 million in the first quarter, compared with $3 million in the same quarter last year. Higher costs associated with planned maintenance activities on the Sarnia ethylene cracker in the first quarter of 2010 more than offset improvements in industry margins.

First quarter 2010 vs. first quarter 2009 (continued)

Net income effects from Corporate and other were negative $6 million in the first quarter, compared with negative $58 million in the same period of 2009. Favourable earnings effects were primarily due to lower share-based compensation charges.

In the first quarter of 2010, cash flow of $914 million was generated from operations, and $813 million was used to fund growth projects such as Kearl. The company’s balance of cash was $534 million at March 31, 2010, compared with $513 million at the end of 2009.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2009 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

FIRST QUARTER 2010

	Three Months
millions of Canadian dollars, unless noted	2010	2009

Net income (U.S. GAAP)
Total revenues and other income	6,166	4,670
Total expenses	5,515	4,268
Income before income taxes	651	402
Income taxes	175	113
Net income	476	289

Net income per common share (dollars)	0.56	0.34
Net income per common share - assuming dilution (dollars)	0.56	0.33

Gain/(loss) on asset sales, after tax	4	1

Total assets at March 31	18,335	16,490

Total debt at March 31	139	143
Interest coverage ratio - earnings basis
(rolling 4 quarters, times covered)	307.1	472.3

Other long-term obligations at March 31	2,679	2,185

Shareholders’ equity at March 31	9,943	8,862
Capital employed at March 31	10,118	9,045
Return on average capital employed (a)
(rolling 4 quarters, percent)	18.4	38.7

Dividends on common stock
Total	85	86
Per common share (dollars)	0.10	0.10

Millions of common shares outstanding
At March 31	847.6	848.9
Average - assuming dilution	854.2	862.7

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

FIRST QUARTER 2010

	Three Months
millions of Canadian dollars	2010	2009

Total cash and cash equivalents at period end	534	755

Net income	476	289
Adjustment for non-cash items:
Depreciation and depletion	182	197
(Gain)/loss on asset sales	(4)	(1)
Deferred income taxes and other	2	28
Changes in operating assets and liabilities	258 (a)	(809)
Cash from (used in) operating activities	914	(296)

Cash from (used in) investing activities	(807)	(407)
Proceeds from asset sales	6	2

Cash from (used in) financing activities	(86)	(516)

(a)	First quarter 2010 cash flow from operating activities was positively impacted by higher payable balances due to timing of expenditures and timing of scheduled income tax payments.

Attachment III

IMPERIAL OIL LIMITED

FIRST QUARTER 2010

	Three Months
millions of Canadian dollars	2010	2009

Net income (U.S. GAAP)
Upstream	444	142
Downstream	39	202
Chemical	(1)	3
Corporate and other	(6)	(58)
Net income	476	289

Total revenues
Upstream	2,209	1,420
Downstream	5,192	4,083
Chemical	353	272
Eliminations/Other	(1,588)	(1,105)
Revenues	6,166	4,670

Purchases of crude oil and products
Upstream	787	364
Downstream	4,187	2,867
Chemical	276	199
Eliminations	(1,589)	(1,110)
Purchases of crude oil and products	3,661	2,320

Production and manufacturing expenses
Upstream	602	646
Downstream	370	336
Chemical	58	48
Production and manufacturing expenses	1,030	1,030

Capital and exploration expenditures
Upstream	855	447
Downstream	38	42
Chemical	6	4
Corporate and other	1	1
Capital and exploration expenditures	900	494

Exploration expenses charged to income included above	87	83

Attachment IV

IMPERIAL OIL LIMITED

FIRST QUARTER 2010

Operating statistics	Three Months
	2010	2009

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	148	148
Syncrude	67	68
Conventional	24	26
Total crude oil production	239	242
NGLs available for sale	6	9
Total crude oil and NGL production	245	251

Gross natural gas production (millions of cubic feet a day)	273	307

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	291	302

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	118	141
Syncrude	60	70
Conventional	17	23
Total crude oil production	195	234
NGLs available for sale	5	6
Total crude oil and NGL production	200	240

Net natural gas production (millions of cubic feet a day)	237	262

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	240	284

Cold Lake blend sales (thousands of barrels a day)	201	198
NGL Sales (thousands of barrels a day)	12	12
Natural gas sales (millions of cubic feet a day)	264	277

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	74.54	46.61
NGL realizations (a barrel)	55.53	41.20
Natural gas realizations (a thousand cubic feet)	5.20	5.82
Synthetic oil realizations (a barrel)	82.24	55.67
Bitumen realizations (a barrel)	62.25	35.00

Refinery throughput (thousands of barrels a day)	439	460
Refinery capacity utilization (percent)	87	92

Petroleum product sales (thousands of barrels a day)
Gasolines	204	190
Heating, diesel and jet fuels	145	158
Heavy fuel oils	33	31
Lube oils and other products	39	36
Net petroleum products sales	421	415

Petrochemical Sales (thousands of tonnes a day)	2.7	2.7

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FIRST QUARTER 2010

	Net income (U.S. GAAP)	Net income per common share
	(millions of Canadian dollars)	(dollars)

2006
First Quarter	591	0.60
Second Quarter	837	0.85
Third Quarter	822	0.84
Fourth Quarter	794	0.83
Year	3,044	3.12

2007
First Quarter	774	0.82
Second Quarter	712	0.76
Third Quarter	816	0.88
Fourth Quarter	886	0.97
Year	3,188	3.43

2008
First Quarter	681	0.76
Second Quarter	1,148	1.29
Third Quarter	1,389	1.57
Fourth Quarter	660	0.77
Year	3,878	4.39

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

2010
First Quarter	476	0.56

IMPERIAL OIL LIMITED

FIRST QUARTER 2010

Factors affecting net income (millions of Canadian dollars)

Upstream Earnings 1Q10 vs 1Q09

	1Q10	1Q09	1Q10 vs 1Q09
	444	142	302

Downstream Earnings 1Q10 vs 1Q09

	1Q10	1Q09	1Q10 vs 1Q09
	39	202	(163)

Chemical Earnings 1Q10 vs 1Q09

	1Q10	1Q09	1Q10 vs 1Q09
	(1)	3	(4)